Exhibit 10.7

Benefitfocus.com, Inc.

MANAGEMENT INCENTIVE BONUS PROGRAM

             Fiscal Year

1.0 PURPOSE

This Management Incentive Bonus Program (Bonus Plan) is designed to reward select Management based on their responsibilities and for their contributions to the successful achievement of certain corporate goals and objectives and to share the success and risks of the business based upon achievement of annual business goals.

2.0 ADMINISTRATION

The Bonus Plan is approved annually and administered by the Company’s Management Incentive Committee (MIC), to consist of the CFO and the CEO. The MIC will be responsible for setting the Company Operating Goals and Objectives and administering the Bonus Plan. The MIC will delegate specific administrative tasks to the CFO as Plan Administrator, who will have day-to-day responsibility for the administration of the Plan.

3.0 BONUS COMPUTATIONS

The foundation of the              bonus program is achievement of consolidated revenues. The              bonus earned is a function of a Percentage of Bonus Earned (PBE) based on achieving annual revenue targets, the Executive’s annual base salary and a designated Bonus Target Percent (BTP). The annual bonus shall be determined by multiplying the annual base salary by the designated BTP, multiplied times the PBE.

Annual Revenues and PBE

Our Annual Revenue Goal (ARG) for              is $            . The following PBEs apply to the indicated levels of consolidated revenue achieved.

Percentage of Bonus Earned (PBE)
Achieve at least $ ( % of the ARG)%
Achieve at least $ ( % of the ARG)%
Achieve at least $ ( % of the ARG)%
Achieve at least $ ( % of the ARG)%
Achieve at least $ ( % of the ARG)%
Achieve at least $ ( % of the ARG)%

Quarterly and Annual Bonus Calculation

The bonus will be available on a quarterly basis and annual basis. At the end of each calendar quarter, if actual quarterly revenues exceed the budgeted quarterly revenues per the adopted budget, a quarterly bonus will be paid. The quarterly bonus payouts will be 75% (interim rate) of one quarter of the bonus amount based on the budgeted revenues for the quarter. For example, if the Company achieves actual revenues in excess of the budgeted revenues through March 31, 2013, and the management team associate has a $100,000 salary with a 10% BTP, the bonus shall be $             ($100,000 × 10% BTP × 100% PBE based on budget of $             revenues × 25% quarterly allocation × 75% interim rate).

Annual bonus calculations will be based on calendar year results. Any amounts paid during the year based on the quarterly determinations, will be deducted from the annual payout. For example, if the Company achieves $             ARG for the year, and the associate’s salary is $100,000, BTP is 10%, and $             was paid from quarterly bonuses, the amount paid after year-end will be $             ($100,000 x 10% BTP x 100% PBE = $             less $             paid in quarterly bonuses).

For             , if the Company achieves 100% or more of its Annual Revenue Goal (ARG) of $            , the Percentage of Bonus Earned (PBE) will be increased by         %. For example, if the Company achieves its $             ARG and the associate’s salary is $100,000, BTP is 10%, and $             was paid from quarterly bonuses, the amount paid after year-end will be $             ($100,000 x 10% BTP x 125% PBE = $             less $             paid in quarterly bonuses). The determination of whether or not the PBE is increased by         % will be made at the end of the year following the finalization of              revenues.

Quarterly bonuses shall be determined on a cumulative basis, if the current quarter revenue budget is achieved. For example, if the first quarter revenue budget was not achieved, but the year to date revenue through June 30,              was in excess of the revenue budget for the two quarters combined, the bonus payout for the second quarter will include a catch-up for the first quarter. As a second example, if the second quarter revenue budget is not achieved, the first quarter revenue budget was achieved, and budgeted revenues year to date June 30,              were achieved, there will be no bonus payout for quarter two.

The              quarterly revenue budget amounts are as follows:

Q1	$
Q2	$
Q3	$
Q4	$
Total	$

Bonus Amount: The BTP will be the percentage in effect at the end of the quarter or year as applicable to the bonus determination. The current targeted eligible bonus percentage is listed at the bottom of this document on the signature page. Should the BTP or Base Salary subsequently change, there will be no retroactive application to previously determined quarterly bonuses.

Accounting Policies

Generally accepted accounting principles and our accounting policies in effect and being applied throughout the year, as appropriate, shall apply to all transactions and balances. The application of GAAP and the Company’s accounting policies shall be subject to the interpretation of the MIC.

4.0 GENERAL PROVISIONS

The Bonus Plan is designed to meet these key objectives:

•	Reward achievement of specific Company Revenue Growth objectives

•	Ensure Personal Objectives are in line with overall Company Goals

•	Align Company Management and Shareholder interests

•	Drive the results that will create increasing Company Value

4.1 Other Bonus Plans: The Bonus Plan supersedes all prior bonus plans and shall not be modified unless authorized in writing by the CEO.

4.2 Plan Objectives: Applicable revenue and operating expense targets for fiscal year             , shall be established by the Chief Executive Officer.

4.3 Payment of Bonus: Bonus payouts will be paid no later than 45 days following the end of each quarter and within 75 days following year-end.

4.4 Benefits: Bonus Plan awards are considered compensation for purposes of benefit determination and eligibility under the Company’s 401(k) plan. Bonus Plan awards are not compensation for purposes of benefit determination or eligibility under the Company’s life, accidental death and dismemberment, short or long-term disability insurance, or any other similar benefit plan in accordance with all plan rules and limitations.

4.5 Deductions: All Bonus Plan awards are subject to statutory deductions and are taxable at the time of payment. There shall be no Bonus Plan Awards under the Plan deferred to any future years.

4.6 Transfer/Status Change: Participants must have been hired and eligible to participate at the beginning of the fiscal quarter. Executives transferring from another incentive/commission plan during the fiscal quarter shall be compensated based on the plan they were eligible for at the beginning of the quarter at a pro-rated basis. Executives whose promotion increases their base salary to a higher amount during the quarter will be re-leveled at the beginning of the following quarter. Executives must be in a management position on the Management Team for the entire quarter for the bonus to be paid. Should an Executive be removed from the Management team for any reason, any further bonus amounts under this plan shall be forfeited, and not paid.

4.7 Leave of Absence: Bonus Plan Awards are pro-rated for Executives who are on leave of absence more than three consecutive weeks during any single quarter. Executives must be actively at work at the beginning of the quarter to be eligible for that period. Executives who have been on an approved family or medical leave of absence under FMLA criteria will be eligible for a pro-rated award, assuming all other criteria have been met.

4.8 Termination of Employment: In the event an Executive’s active employment terminates during the fiscal quarter or year by reason of retirement, total and permanent disability, or death, the participant will receive a pro-rated bonus, assuming all other criteria have been met.

In the event an Executive’s active employment terminates for any other reason, including resignation and discharge for cause prior to the bonus payout date, all rights to an award will be forfeited.

4.9 Amendment and Termination of the Plan: The MIC and/or the Chief Executive Officer may terminate, suspend, or amend the Bonus Plan, in whole or in part, from time to time.

4.10 Payment from General Assets: The payment of a Bonus Plan award shall be from the general assets of the Company. Executives shall have no greater rights to payment than other general creditors of the Company.

4.11 Participation: Participation in the Bonus Plan does not guarantee employment, nor does participation at any time guarantee ongoing participation.

4.12 Interpretation: The Plan MIC shall have full power and authority to interpret and administer the Bonus Plan. Disputes arising under the Bonus Plan regarding the administration, interpretation or calculation of awards or any other matter may be submitted in writing to the MIC, who shall render a final and binding decision.

5.0 CONFIDENTIALITY

Participation in the Bonus Plan and all related discussion and documentation is considered fully confidential between the Company and the Executive. All Executives are expected to honor this confidentiality and not disclose or discuss Bonus Plan matters with any persons other than his/her manager, CEO, CFO, SVP Finance or Human Resources management. Failure to maintain confidentiality regarding the Bonus Plan may jeopardize participation and/or award eligibility.

6.0 ETHICS

Any participant who manipulates or attempts to manipulate the Bonus Plan for personal gain at the expense of customers, other employees, or Company objectives will be subject to appropriate disciplinary action, up to and including termination of employment.

7.0 PLAN IS NOT A CONTRACT

The adoption and maintenance of the Bonus Plan shall not be deemed to be a contract of employment between the Company and an Executive. Nothing herein contained shall be deemed to give any Executive the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Executive at any time, nor shall it interfere with the Executives right to terminate employment at any time.

Executive	Bonus Target Percentage: %

I acknowledge Receipt of the Bonus Plan (sign and date)

Executive Name Printed

Benefitfocus.com, Inc.

Executive Signature

Executive Name Printed

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